Exhibit 1.2

CDC Corporation Announces Third Quarter 2005 Earnings Release Date

Hong Kong, Beijing, Atlanta – November 18, 2005—CDC Corporation (NASDAQ:CHINA) and the company’s operating unit, China.com Inc., will issue results statements for the third quarter 2005 ending September 30, 2005.

China.com Inc., the company’s 81%-owned Mobile Value Added Services, online game and Internet services unit operating principally in China which is listed on the Hong Kong GEM Stock Exchange (Hong Kong Stock Code: 8006; corporate website: www.inc.china.com) will issue a financial and operational summary of the unit’s third quarter on Monday, November 21, 2005.

CDC Corporation will issue third quarter 2005 earnings results on Wednesday, November 23, 2005.

The company will post each financial release in the Investor Relations section of its corporate website.

About CDC Corporation

CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, mobile applications and online games. As part of its strategic review, the company has reorganized into two primary operating business units, CDC Software and China.com Inc.

For more information about CDC Corporation, please visit the website http://www.cdccorporation.net

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the completion and effect of the Third Quarter 2005 Earnings Release. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; the ability to make changes in business strategy, development plans and product offerings; the ability to integrate operations or new acquisitions in accordance with the company’s business strategy; and the effects of restructurings and rationalization of operations Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2004 on Form 20-F/A filed on October 11, 2005. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

For further information, please contact:

Media Relations	Investor Relations
Ida Ho Corporate Communications Manager China.com Inc. Tel: (852) 2237 7181 Fax: (852) 2571 0410 e-mail: ida.ho@hk.china.com	Craig Celek Vice President, Investor Relations CDC Corporation Tel: 1 (212) 661 2160 Fax: 1 (646) 827 2421 e-mail: craig.celek@cdccorporation.net